Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

TARO PHARMACEUTICAL INDUSTRIES LTD.

OF

UP TO $225 MILLION IN VALUE OF ITS ORDINARY SHARES AT A PURCHASE PRICE NOT GREATER THAN $92.00 PER SHARE NOR LESS THAN $80.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 16, 2019,

UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Taro Pharmaceutical Industries Ltd., a company incorporated under the laws of the State of Israel (the “Company,” “Taro,” “we,” “our” or “us”), is offering to purchase up to $225 million in value of its ordinary shares, New Israeli Shekel (“NIS”) 0.0001 nominal (par) value per share (the “ordinary shares” or “shares”), at a price not greater than $92.00 per share nor less than $80.00 per share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). All payments pursuant to the Offer will be made in United States dollars and, unless otherwise specified, all amounts listed herein are in United States dollars. Unless the context otherwise requires, all references to the shares shall refer to the ordinary shares of the Company.

Tendering shareholders may specify a price not greater than $92.00 per share nor less than $80.00 per share (in increments of $0.50) at which they are willing to sell their shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, we will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $92.00 per share nor less than $80.00 per share, that will allow us to purchase ordinary shares having an aggregate purchase price of $225 million, or a lower amount depending on the number of ordinary shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All ordinary shares acquired in the Offer will be acquired at the Final Purchase Price, including those ordinary shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $225 million (based on the Final Purchase Price). We reserve the right, in our sole discretion, to change the purchase price range per share and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer.

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, to the seller in cash, less any applicable withholding taxes and without interest. At the maximum Final Purchase Price of $92.00 per share, we would purchase 2,445,652 shares if the Offer is fully subscribed, which would represent approximately 6.3% of the issued and outstanding shares as of November 14, 2019. At the minimum Final Purchase Price of $80.00 per share, we would purchase 2,812,500 shares if the Offer is fully subscribed, which would represent approximately 7.3% of the issued and outstanding shares as of November 14, 2019.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “TARO.” On November 14, 2019, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share of our ordinary shares was $76.22. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

As of November 14, 2019, Sun Pharmaceutical Industries Ltd. (“Sun Pharma”) beneficially owned approximately 76.5% of the outstanding ordinary shares and 100% of the Company’s founders’ shares, representing in the aggregate approximately 84.4% of the voting power in the Company. Dilip Shanghvi, along with entities controlled by him and members of his family, controls 54.6% of Sun Pharma. Sun Pharma has informed us that it will not participate in the Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense under applicable U.S. law.

The Dealer Manager for the Offer is:

J.P. Morgan

November 15, 2019

IMPORTANT

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC (THE “DEALER MANAGER”), MACKENZIE PARTNERS, INC. (THE “INFORMATION AGENT”) OR AMERICAN STOCK TRANSFER & TRUST COMPANY LLC (THE “DEPOSITARY”) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

If you desire to tender all or any portion of your shares, you should either (1) (a) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer. See Sections 1 and 15.

If you check the box in the section captioned “Shares Tendered At Price Determined Under the Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us in the Offer. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $80.00 per share, a price that is above the closing market price for the shares on November 14, 2019, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $76.22.

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

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In connection with the Offer, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO on November 15, 2019. The Schedule TO may be accessed electronically at the SEC’s website at http://www.sec.gov.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. Taro Pharmaceutical Industries Ltd., a company incorporated under the laws of the State of Israel, is at times referred to as the “Company,” “we,” “our” or “us.” We refer to our ordinary shares, NIS 0.0001 nominal (par) value per share as the “ordinary shares” or “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal (together, the “Offer”) because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The issuer of the shares, Taro Pharmaceutical Industries Ltd., a company incorporated under the laws of the State of Israel, is offering to purchase the shares. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to either elect to accept the price determined in the Offer or specify a price (in increments of $0.50) not greater than $92.00 per share nor less than $80.00 per share at which you are willing to sell your shares. We will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $92.00 per share nor less than $80.00 per share, that will allow us to purchase ordinary shares having an aggregate purchase price of $225 million, or a lower amount depending on the number of ordinary shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All ordinary shares acquired in the Offer will be acquired at the Final Purchase Price, including those ordinary shares tendered at a price lower than the Final Purchase Price. All payments pursuant to the Offer will be made in United States dollars and, unless otherwise specified, all amounts listed herein are in United States dollars.

Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All ordinary shares acquired in the Offer will be acquired at the Final Purchase Price, including those ordinary shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $225 million (based on the Final Purchase Price).

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the expiration of the tender offer period, to the seller in cash, less any applicable withholding taxes and without interest. See Sections 1 and 5.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

If you check the box in the section captioned “Shares Tendered At Price Determined Under the Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being

Tendered,” you will maximize the chance that your shares will be purchased by us in the Offer. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $80.00 per share, a price that is above the closing market price for the shares on November 14, 2019, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $76.22.

How many shares will the Company purchase in the Offer?

Subject to the conditions to the Offer being satisfied or waived, we will purchase the ordinary shares having an aggregate purchase price of $225 million in the Offer (based on the Final Purchase Price), or if a lesser number of shares are properly tendered, all shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn.

At the maximum purchase price of $92.00 per share, we would purchase 2,445,652 shares if the Offer is fully subscribed, which would represent approximately 6.3% of the issued and outstanding shares as of November 14, 2019. At the minimum Final Purchase Price of $80.00 per share, we would purchase 2,812,500 shares if the Offer is fully subscribed, which would represent approximately 7.3% of the issued and outstanding shares as of November 14, 2019. See Sections 1 and 5.

If more than $225 million in value of the Company’s shares are properly tendered at the Final Purchase Price, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). In accordance with the rules of the SEC, we also expressly reserve the right to accept additional shares in the Offer, not to exceed 2% of our outstanding shares (approximately 770,776 shares, based on 38,538,796 ordinary shares issued and outstanding as of November 14, 2019), without amending or extending the Offer, and we could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

How will the Company pay for the shares?

The maximum aggregate purchase price for shares purchased in the Offer will be $225 million. We expect that expenses for the Offer will be approximately $1.6 million. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents and short-term and long-term marketable securities. See Section 9. The Offer is not separately conditioned upon the receipt of financing, although it is subject to certain other conditions. See Section 7.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., New York City time, on Monday, December 16, 2019, unless we extend it (such date and time, as they may be extended, the “Expiration Time”). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

As of October 31, 2019, we had approximately $1.5 billion in cash and cash equivalents and short-term and long-term marketable securities, a portion of which will be used to fund the Offer. On November 4, 2019, the Taro Board of Directors approved a $300 million share repurchase of ordinary shares. As of November 15, 2019, our capacity under our share repurchase program was approximately $300 million. The repurchase of up to $225 million of our ordinary shares in this Offer will constitute a portion of this repurchase program. Our Board of Directors, after evaluating various alternatives and expected capital requirements of our operations and other expected cash commitments, believes that purchasing the ordinary shares in the Offer represents an efficient use of our available cash from operations and other financial resources, and delivers value to our shareholders. The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them.

What are the significant conditions to the Offer?

Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived at or prior to the Expiration Time, including, but not limited to:

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No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

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No significant changes in the general political, market, economic or financial conditions in the United States, Israel, Canada, India or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership shall have occurred.

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Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our ordinary shares (1) to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) to be held of record by less than 300 persons.

•

No decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index, measured from the date of the Offer, shall have occurred.

•

No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the U.S. Securities and Exchange Commission (the “SEC”) before November 14, 2019), and no person or group which has made such a filing before November 14, 2019 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Monday, December 16, 2019, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Dealer Manager, the Information Agent or your broker for assistance. The contact information for the Dealer Manager and Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

What happens if the shares tendered have an aggregate value of greater than $225 million?

If the conditions of the Offer have been satisfied or waived and shares having an aggregate value (based on the Final Purchase Price) in excess of $225 million (or such greater amount as we may elect to purchase, subject to applicable law) have been properly tendered at or below the Final Purchase Price and not properly withdrawn at or prior to the Expiration Time, we will purchase shares:

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first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Time;

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second, from all other shareholders who properly tender shares at or below the Final Purchase Price, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

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third, only if necessary to permit us to purchase shares having an aggregate purchase price of $225 million (or such greater amount as we may elect, subject to applicable law), from holders who have tendered shares conditionally at or below the Final Purchase Price (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you properly tender all of those shares at or below the Final Purchase Price before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares you own to participate in the Offer. However, if you wish to (x) receive the proration preference available for holders owning fewer than 100 shares in the aggregate or (y) tender your shares conditionally, then, in each case, you must have properly tendered and not properly withdrawn all of your shares.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Monday, December 16, 2019, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 14, 2020. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

Has the Company, its Board of Directors or Sun Pharma adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or the purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Sections 2 and 11. You should discuss whether to tender your shares with your broker or other financial or tax advisors. Sun Pharma has informed us that it will not participate in the Offer.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding ordinary shares following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On November 14, 2019, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share of our ordinary shares was $76.22. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and guaranteed delivery period. The payment will be made in cash and denominated in United States dollars. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least three business days after the Expiration Time. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the shares you tender in the Offer generally will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of shares from the Company. For a more detailed discussion of the U.S. federal income tax consequences of participating in the Offer see Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

What are the Israeli income tax consequences if I tender my shares?

The sale of shares for cash by tendering shareholders will generally be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. For a more detailed discussion of the Israeli income tax consequences of participating in the Offer see Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact J.P. Morgan Securities LLC, the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent. Contact information for the Dealer Manager and Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. The following important risks and uncertainties could affect our future results, causing those results to differ materially from those expressed in our forward-looking statements:

•	competition in the pharmaceutical industry that can have an effect on our product prices, market share, revenue and profitability;

•	continuing consolidation of certain customer groups, such as the wholesale drug distribution and retail pharmacy industries, as well as the emergence of large buying groups;

•	new developments by others could make our products or technologies non-competitive or obsolete;

•	extensive government regulation that increases our costs and could delay or prevent us from marketing or selling our products;

•	changes in the regulatory environment may prevent us from utilizing the exclusivity periods that are important for the success of some of our generic products;

•	healthcare reform may have an impact on all segments of the healthcare industry;

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reimbursement policies of third-parties, cost containment measures and healthcare reform as well as governmental regulation of prices could adversely affect the demand for our products and limit our ability to sell our products;

•	failure to comply with the complex reporting and payment obligations under the Medicare and Medicaid programs may result in further litigation or sanctions, in addition to the lawsuits;

•	wholesale customers account for a substantial portion of our consolidated sales;

•	inventories of finished goods have expiration dates after which they cannot be sold;

•	inability to obtain raw materials;

•	unsuccessful efforts to develop new proprietary pharmaceutical products;

•	we are increasingly dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks;

•	we depend on our ability to protect our intellectual property and proprietary rights, but we may not be able to maintain the confidentiality, or assure the protection, of these assets;

•	current and changing economic conditions way adversely affect our industry, business, partners and suppliers, financial position, result of operations and/or cash flow;

•	conditions in Israel affect our operations and may limit our ability to produce and sell our products; and

•	the other risks and uncertainties described in our Form 20-F for the fiscal year ended March 31, 2019, including the risk factors contained in Item 3D thereof.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by applicable law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

INTRODUCTION

To the Holders of Our Ordinary Shares:

We invite our shareholders to tender our ordinary shares, NIS 0.0001 nominal (par) value per share (the “ordinary shares” or “shares”) for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), we are offering to purchase up to $225 million in value of our ordinary shares at a price not greater than $92.00 per share nor less than $80.00 per share, to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on Monday, December 16, 2019, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Tendering shareholders may specify a price not greater than $92.00 per share nor less than $80.00 per share at which they are willing to sell their shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, we will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $92.00 per share nor less than $80.00 per share, that will allow us to purchase ordinary shares having an aggregate purchase price of $225 million, or a lower amount depending on the number of ordinary shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All ordinary shares acquired in the Offer will be acquired at the Final Purchase Price, including those ordinary shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $225 million (based on the Final Purchase Price).

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the expiration of the Expiration Time, to the seller in cash, less any applicable withholding taxes and without interest. At the maximum Final Purchase Price of $92.00 per share, we would purchase 2,445,652 shares if the Offer is fully subscribed, which would represent approximately 6.3% of the issued and outstanding shares as of November 14, 2019. At the minimum Final Purchase Price of $80.00 per share, we would purchase 2,812,500 shares if the Offer is fully subscribed, which would represent approximately 7.3% of the issued and outstanding shares as of November 14, 2019.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer. See Sections 1 and 15.

We expressly reserve the right, in our sole discretion, to change the per share purchase price options, to increase or decrease the aggregate value of shares sought in the Offer or to otherwise amend the Offer, subject to applicable legal requirements. See Sections 1 and 15.

Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendation as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender and at what price or prices to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

As of November 14, 2019, there were 38,538,796 ordinary shares issued and outstanding. The shares are listed and traded on the NYSE under the symbol “TARO.” On November 14, 2019, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share of our ordinary shares was $76.22. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase our ordinary shares having an aggregate purchase price of $225 million or such lesser amount of shares as are properly tendered and not properly withdrawn in accordance with Section 4 at or prior to the Expiration Time, at a cash price not greater than $92.00 per share nor less than $80.00 per share to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, all shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value of less than $225 million, we will buy all such shares.

The term “Expiration Time” means 5:00 p.m., New York City time, on Monday, December 16, 2019, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares (approximately 770,776 shares, based on 38,538,796 ordinary shares issued and outstanding as of November 14, 2019) without amending or extending the Offer. See Section 15.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either elect to accept the price determined in the Offer or specify a price not greater than $92.00 per share nor less than $80.00 per share (in increments of $0.50) at which they are willing to sell their shares to us under the Offer. Promptly following the Expiration Time, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $80.00 per share, a price that is above the closing market price for the shares on November 14, 2019, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $76.22.

We will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $92.00 per share nor less than $80.00 per share, that will allow us to purchase ordinary shares having an aggregate purchase price of $225 million, or a lower amount depending on the number of ordinary shares properly tendered and not properly withdrawn. All ordinary shares acquired in the Offer will be acquired at the Final Purchase Price, including those ordinary shares tendered at a price lower than the Final Purchase Price. All shares we purchase will be purchased at the Final Purchase Price, even if such shares were tendered at a lower purchase price; however, we will not purchase any shares tendered at a price above the Final Purchase Price. All payments pursuant to the Offer will be made in United States dollars and unless otherwise specified, all amounts listed herein are in United States dollars.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least three business days after the Expiration Time. We will only purchase shares properly tendered and not properly withdrawn. We may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares representing an aggregate purchase price of more than $225 million (or such greater amount as we may choose to purchase subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, because of the odd lot priority, proration and conditional tender provisions of the Offer. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense, promptly following the Expiration Time.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the value of shares sought in the Offer. We may increase the value of shares sought in the Offer to an amount greater than $225 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. In the event that we decide to purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

If more than $225 million in value of shares (or such greater value of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, shares tendered at or below the Final Purchase Price at or prior to the Expiration Time will be subject to proration as described below, except for “odd lots” and shares conditionally tendered for which the tender condition was not initially satisfied.

If the number of shares properly tendered at or below the Final Purchase Price, and not properly withdrawn at or prior to the Expiration Time, have an aggregate value (based on the Final Purchase Price) of less than or equal to $225 million, or such greater amount as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at or below the Final Purchase Price.

If we:

•	change either of the per share price options or add additional purchase price options;

•

increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer) and such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares (approximately 770,776 shares, based on 38,538,796 ordinary shares issued and outstanding as of November 14, 2019); or

•	decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer); and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 11:59 p.m., New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such change is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn at or prior to the Expiration Time have an aggregate value (based on the Final Purchase Price) greater than $225 million (or such greater amount as we may elect to purchase subject to applicable law), we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered at or below the Final Purchase Price by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned, beneficially or of record, by the Odd Lot Holder (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Final Purchase Price (except shares tendered conditionally for which the condition was not satisfied) on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have acquired $225 million in value of shares.

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $225 million (or such greater amount as we may elect to purchase subject to applicable law), shares conditionally tendered at or below the Final Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered at or prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the shareholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders and shares conditionally tendered, will be based on the ratio of the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by the shareholder to the total number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by all shareholders, other than Odd Lot Holders. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. After the Expiration Time, shareholders may obtain preliminary proration information from the Dealer Manager or the Information Agent and also may be able to obtain the information from their brokers. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least three business days after the Expiration Time.

As described in Section 14, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. As of October 31, 2019, we had approximately $1.5 billion in cash and cash equivalents and short-term and long-term marketable securities. We will use a portion of our cash and cash equivalents and short-term and long-term marketable securities to fund the Offer. Our Board of Directors, after evaluating various alternatives and expected capital requirements of our operations and other expected cash commitments, believes that purchasing our ordinary shares in the Offer represents a prudent use of the funds required for the Offer.

We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.”

We believe that the Offer benefits our Company and our shareholders. The Offer represents an efficient use of our available cash from operations and other financial resources, and delivers value to our shareholders. The Offer serves as a mechanism for us to return capital to our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their financial and tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and at what price or prices to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our ordinary shares following completion of the Offer.

For information regarding the intentions of our directors and executive officers and Sun Pharma to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities to be delisted from the NYSE or ceasing to be authorized to be quoted on NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Although we currently do not have any plans other than as disclosed in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and at or prior to the Expiration Time:

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, the pricing section is properly completed.

If you check the box in the section captioned “Shares Tendered At Price Determined Under the Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being

Tendered,” you will maximize the chance that your shares will be purchased by us in the Offer. By checking this box, you will be deemed to have tendered your shares at the minimum price of $80.00 per share. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $80.00 per share, a price that is above the closing market price for the shares on November 14, 2019, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $76.22. If you wish to indicate a specific price (in increments of $0.50) at which your shares are being tendered, you must check the appropriate box in the section captioned “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. You should be aware that this election could mean that none of your Shares will be purchased in the Offer if you check a box other than the box representing the price at or below the Final Purchase Price.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one (and only one) price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. We urge shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult such party to determine whether transaction costs are applicable if they tender shares through such party and not directly to the Depositary and whether there is an earlier deadline for you to instruct them to accept the Offer on your behalf.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by the laws of the State of New York.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Shareholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 6 and 8 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as stated above. See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, at or prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message in the case of a book-entry transfer, and (2) all other required documents.

For these purposes, a “trading day” is any day on which NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that are equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right at or prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax. For a discussion of U.S. federal income tax consequences to tendering U.S. shareholders and the possible application of U.S. backup withholding, see Section 14 and the Letter of Transmittal.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary’s Shareholder Services Department at 1-800-937-5449. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on January 14, 2020, unless such shares have been accepted for payment as provided in the Offer. Otherwise, tenders of shares under the Offer are irrevocable.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition described in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will:

•	determine the Final Purchase Price for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

•

accept for payment and pay for (and thereby purchase) up to $225 million in value of shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders entitled thereto.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of

Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the Form W-9 included with the Letter of Transmittal or, in the case of a non-U.S. person, an applicable IRS Form W-8 (or suitable substitute forms), will be subject to required U.S. federal backup withholding tax of 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Sections 3 and 14 and the Letter of Transmittal for additional information.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if shares having an aggregate purchase price of more than $225 million (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate value of $225 million (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase shares having an aggregate purchase price of $225 million (or such greater amount as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the Final Purchase Price.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after November 14, 2019 and at or prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	if any of the following has occurred:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States or Israel;

•	a decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since the date of the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•

legislation amending (i) the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof or (ii) the Ordinance (as defined in Section 14) has been passed by or become pending before the Israeli Knesset, the effect of which would be to change the U.S. federal income tax consequences or the Israeli income tax consequences, respectively, of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•	seeks to require us to repurchase or redeem any of our outstanding securities other than the ordinary shares; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion;

•

any person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before November 14, 2019), any person or group which has made such a filing before November 14, 2019 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares, or a new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.	Price Range of Shares; Dividends

Price Range of Shares. The shares are traded on the NYSE under the symbol “TARO.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Year Ended December 31, 2017:
First Quarter	124.52	98.65
Second Quarter	120.60	102.52
Third Quarter	117.18	94.00
Fourth Quarter	128.46	102.60
Year Ended December 31, 2018:
First Quarter	108.53	93.01
Second Quarter	121.23	97.07
Third Quarter	117.76	95.75
Fourth Quarter	109.18	76.93
Year Ended December 31, 2019:
First Quarter	109.00	83.64
Second Quarter	109.42	82.76
Third Quarter	87.39	75.00
Fourth Quarter (through November 14, 2019)	81.76	72.97

On November 14, 2019, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share of our ordinary shares was $76.22. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends. On November 5, 2018, our Board of Directors declared a $500 million special cash dividend on our ordinary shares. The special dividend was paid on December 28, 2018 to shareholders of record at the close of business on December 11, 2018. We currently intend to retain our earnings to finance the development of our business, but such policy may change depending upon, among other things, our earnings, financial condition and capital requirements.

9.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price will be $225 million. We expect that expenses for the Offer will be approximately $1.6 million.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents and short-term and long-term marketable securities. The Offer is not conditioned upon the receipt of financing, although it is subject to certain other conditions. See Sections 7 and 10.

10.	Certain Information Concerning the Company

Overview of Our Business

We are a multinational, science-based pharmaceutical company. We develop, manufacture and market Rx and OTC pharmaceutical products primarily in the United States, Canada and Israel. Our primary focus includes semi-solids formulations, such as creams and ointments, and other dosage forms, such as liquids, capsules and tablets, in the dermatological and topical, cardiovascular, neuropsychiatric and anti-inflammatory therapeutic categories. We operate principally through three entities: Taro Pharmaceutical Industries Ltd., and two of its subsidiaries, Taro Pharmaceuticals Inc. (“Taro Canada”) and Taro Pharmaceuticals U.S.A., Inc. (“Taro U.S.A.”).

Major Shareholders

As of November 14, 2019, Sun Pharma beneficially owned approximately 76.5% of the outstanding ordinary shares and 100% of the Company’s founders’ shares, representing in the aggregate approximately 84.4% of the voting power in the Company. Dilip Shanghvi, along with entities controlled by him and members of his family, controls 54.6% of Sun Pharma. Sun Pharma has informed us that it will not participate in the Offer. Assuming the completion of the Offer, the relative ownership interest of Sun Pharma in the Company will increase.

Sun Pharma Holdings (“Sun Holdings”) and Sun Pharmaceuticals Industries Inc. (“SPII”) are each direct and indirect wholly-owned subsidiaries, respectively, of Sun Pharma. Alkaloida Chemical Company Exclusive Group Ltd. (“Alkaloida”) is an indirect subsidiary of Sun Pharma. Taro Development Corporation (“TDC”) is a subsidiary of SPII, and Morley and Company, Inc. (“Morley”) is a subsidiary of TDC. The business address of Sun Holdings is St. Louis Business Centre, CNR Desroches & St Louis Street, Port Louis, Republic of Mauritius. The business address of SPII is 2 Independence Way, Princeton, NJ 08540, United States, and its business telephone number is +1-609-720-9200. The business address of Alkaloida is Kabay János u. 29, H-4440 Tiszavasvári, Hungary, and its business telephone number is +36-42-275-511. The business address of TDC is 2 Independence Way, Princeton, NJ 08540, United States, and its business telephone number is +1-609-720-9200. The business address of Morley is 2 Independence Way, Princeton, NJ 08540, United States, and its business telephone number is +1-609-720-9200.

•

Sun Pharma shares voting and dispositive power of 29,497,813 ordinary shares, of which 58,500 ordinary shares are held by Sun Holdings, 27,105,511 ordinary shares are held by Alkaloida, and 2,333,802 ordinary shares are held indirectly by SPII.

•	Sun Holdings shares voting and dispositive power of 27,164,011 ordinary shares, of which 27,105,511 ordinary shares are held by Alkaloida.

•	Alkaloida shares voting and dispositive power of 27,105,511 ordinary shares.

•	SPII shares voting and dispositive power of 2,333,802 ordinary shares, of which 2,333,022 ordinary shares are held by TDC, and 780 ordinary shares are held by Morley.

•	TDC shares voting and dispositive power of 2,333,802 ordinary shares, of which 780 ordinary shares are held by Morley.

Information About Directors and Executive Officers of Sun Pharma

Directors. Unless otherwise indicated, the telephone number of each director of Sun Pharma is +91-22-6645-5645.

Name	Address
Dilip Shanghvi	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India
Israel Makov	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India
Sudhir Valia	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India
Sailesh Desai	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Name	Address
Ms. Rekha Sethi	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India
Kalyansundaram Subramanian	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India
Vivek Chaand Sehgal	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India
Gautam Doshi	Sun Pharmaceutical Industries Limited, Sun House, 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Executive Officers. Unless otherwise indicated, the telephone number of each executive officer of Sun Pharma is +91-22-6645-5645.

Name	Address
Rajamannar Munirathnam Thennati	Sun Pharmaceutical Industries Limited, Nima Compound, Tandalja, Baroda – 390020, India

Dineshkumar R Desai	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Rakesh Mehta	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Azadar Husain Khan	Sun Pharmaceutical Industries Limited, 8-C, 8th Floor, Hansalya Building, 15-Barakhamba Road, Connaught Place, New Delhi – 110001, India

Subhas Bhowmick	Sun Pharmaceutical Industries Limited, Nima Compound, Tandalja, Baroda – 390020, India

Prashant Narendra Kane	Sun Pharmaceutical Industries Limited, Nima Compound, Tandalja, Baroda – 390020, India

Prakash Ladke Naik	Sun Pharmaceutical Industries Limited, Plot No. B-2, Madkai Industrial Estate, Madkai, Ponda-Goa (India) – 403404, India

Atanu Roy	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Anil Kumar Jain	Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri – East, Mumbai – 400059, India

Mohan Prasad	Sun Pharmaceutical Industries Limited, Sarhaul, Sector 18, Gurugram – 122015 (Harayana), India

Sanjay Deshmukh	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Name	Address

Davinder Singh Marwah	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

C S Muralidharan	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Sreenivasrao Nandigam	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Sapna Purohit	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Prakash Venkatraman	Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri – East, Mumbai – 400059, India

Subramanian Kalyanasundaram	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Aalok Dilip Shangvi	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Vidhi Dilip Shangvi	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Sunil R Ajmera	Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri – East, Mumbai – 400059, India

Ashok Indulal Bhuta	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Rakesh Chandra Sinha	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Kirti Wardhaman Ganorkar	Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201/B1, Western Express Highway, Goregaon (East), Mumbai – 400063, India

Where You Can Find More Information

In addition to the requirements of applicable securities laws in Israel, we are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual reports with and furnish other information to the SEC relating to our business, financial condition and other matters. The SEC maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.taro.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO (defined below) with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 20-F for the fiscal year ended March 31, 2019 filed with the SEC on June 20, 2019.

•	Report on 6-K furnished to the SEC on August 8, 2019.

•	Report on 6-K furnished to the SEC on November 4, 2019.

In addition, all reports on Form 6-K that we furnish to the SEC indicating, to the extent expressly designated therein, that they are so incorporated into this Offer to Purchase, in each case after the date hereof and prior to the expiration of or termination of the Offer, will also be incorporated by reference into this Offer to Purchase. Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at Taro Pharmaceutical Industries Ltd., 3 Skyline Drive, Hawthorne, NY 10532. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://www.taro.com. Information on or accessible through our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of November 14, 2019, there were 38,538,796 ordinary shares issued and outstanding. At the minimum Final Purchase Price, we would repurchase a maximum of 2,812,500 shares and at the maximum Final Purchase Price, we would repurchase a maximum of 2,445,652 shares, which represent approximately 7.3% and 6.3%, respectively, of the Company’s currently outstanding ordinary shares.

Only one of our directors and executive officers directly owns any shares in the Company. As of November 14, 2019, Michele Visosky directly owned an aggregate of 258 shares, representing less than 0.01% of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. Ms. Visosky has indicated that she intends to tender all 258 of her shares. Dilip Shanghvi, along with entities controlled by him and members of his family, controls 54.6% of Sun Pharma. As of November 14, 2019, Sun Pharma beneficially owned approximately 76.5% of the outstanding shares and 100% of the Company’s founders’ shares, representing in the aggregate approximately 84.4% of the voting power in the Company.

After the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our shareholders in the Offer.

Sun Pharma has informed us that it will not participate in the Offer. Assuming we purchase 2,812,500 shares in the Offer (the maximum amount at the minimum Final Purchase Price), based on Sun Pharma’s current share ownership, the proportional beneficial ownership of Sun Pharma will be approximately 82.6% of the ordinary shares, which together with Sun Pharma’s 100% ownership of the Company’s founders’ shares would result in 88.4% of the voting power of the Company being held by Sun Pharma.

Share Ownership by Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of our ordinary shares by our directors and executive officers, as of November 14, 2019. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Taro Pharmaceutical Industries Ltd., c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532.

Name of Beneficial Owner	Shares	Percentage of Outstanding Shares
Dilip Shanghvi(1)		0.0%
Abhay Gandhi		0.0%
Sudhir Valia(2)		0.0%
Uday Baldota		0.0%
Linda Benshoshan		0.0%
Elli Streit		0.0%
Dov Pekelman		0.0%
James Kedrowski		0.0%
Mariano Balaguer		0.0%
Stephen Manzano, Esq.		0.0%
Avi Avramoff, Ph.D.		0.0%
Itamar Karsenti		0.0%
Michele Visosky*		0.0%
Chantal LeBlanc		0.0%
Richard Glaze		0.0%
Ori Gutwerg		0.0%

*	Less than 0.01%.
(1)

Dilip Shanghvi, along with entities controlled by him and members of his family, controls 54.6% of Sun Pharma. As of November 14, 2019, Sun Pharma beneficially owned approximately 76.5% of the outstanding shares and 100% of the Company’s founders’ shares, representing in the aggregate approximately 84.4% of the voting power in the Company.

(2)

Sudhir Valia is also a director of Sun Pharma. As of November 14, 2019, Sun Pharma beneficially owned approximately 76.5% of the outstanding shares and 100% of the Company’s founders’ shares, representing in the aggregate approximately 84.4% of the voting power in the Company. Sudhir Valia is a brother-in-law of Mr. Shanghvi.

1999 Stock Incentive Plan

The Company’s 1999 Stock Incentive Plan (“1999 Plan”) provided for the issuance of incentive stock options, non-qualified stock options, or stock appreciation rights to key employees and associates of the Company and its subsidiaries. As of November 14, 2019, the Company’s executive officers and directors held no options to purchase ordinary shares. No further options are available for future grants under the 1999 plan.

As of November 14, 2019, no options were outstanding.

Recent Securities Transactions

Based on our records and to the best of our knowledge after having made a reasonably inquiry, no transactions in our ordinary shares have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.

During the past 60 days, the Company has not undertaken any transactions with respect to the ordinary shares.

Agreements and Arrangements

On November 4, 2019, the Taro Board of Directors approved a $300 million share repurchase of ordinary shares. As of November 15, 2019, our capacity under our share repurchase program was approximately $300 million. The repurchase of up to $225 million of our ordinary shares in this Offer will constitute a portion of this repurchase program. Commencing at least ten business days following the expiration or termination of the Offer, we may purchase additional ordinary shares in the open market subject to market conditions and may also purchase ordinary shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer.

The Company has substantial relationships with Sun Pharma. Certain of the members of the Company’s Board of Directors are also on Sun Pharma’s Board of Directors, including the Company’s Chairman, Dilip Shanghvi, who is also the Managing Director of Sun Pharma and a member of its Board of Directors. In addition, certain of the Company’s officers and executives are also executives of Sun Pharma.

Since 2013, the Company has entered into various commercial transactions, including product distribution and logistics, manufacturing and service agreements with Sun Pharma.

The Company reviews each of these transactions and believes that the terms of these transactions are comparable to those offered by or that could be obtained from unrelated third parties. Pursuant to Israeli requirements, all material transactions were presented to the Audit Committee, which determined that each such transaction was not considered extraordinary, as defined in the Israeli Companies Law and therefore did not require shareholder approval. The Audit Committee further determined the approval requirements for the different types of transactions.

Sun Pharma and Taro renewed a services arrangement (the “Services Agreement”) effective April 1, 2018, that allows the companies to share the services of certain employees of the respective companies involved in certain North American management and operations functions in North America in the following areas: Human Resources, Information Technology, Legal (including intellectual property matters), OTC, Management, Procurement, certain aspects of Commercial and Customer Service, Finance (Accounts Receivable, Accounts Payable, Government Pricing, Gross-to-Net and Tax Compliance), Regulatory Affairs (Canada only), Supply Chain and Operations (management services only), and Travel Related Services (each a “Service Area”).

In April 2017, the Board of Directors approved for Taro to negotiate an agreement with Sun Pharma whereby Taro’s U.S. branded products team will advertise and promote a combined portfolio of Taro and Sun Pharma corticosteroid products. The agreement between Taro U.S.A. and Sun Pharma went into effect on May 1, 2017. Under this agreement, Sun Pharma sold its products to customers and paid Taro a percentage of the net sales for Taro’s promotional services. Taro discontinued the promotion of its U.S. branded products effective March 31, 2019, and terminated the agreement.

In May 2018, Taro Canada signed an agreement with Sun Pharma’s affiliate, Ranbaxy Pharmaceuticals Canada Inc., under which Taro Canada acts as the exclusive distributor for a portfolio of Sun Pharma and Ranbaxy products in Canada. Under this agreement, Taro Canada purchases and controls inventory; additionally, Sun Pharma and Ranbaxy pay Taro Canada a sales and distribution fee.

The companies are required to maintain records (the “Service Reports”) of the costs associated with the provision of the services under the Services Agreement, and allocate such costs between companies, based upon the approved allocation methodologies for each Service Area. The Services Agreement requires our Audit Committee to review the Service Reports on a semi-annual basis and the Services Agreement, as a whole, on an annual basis to determine its efficacy and whether it is in the Company’s best interests.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase of shares will not cause the shares to be delisted from the NYSE nor to be held of record by less than 300 persons. See Section 7.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders.

At the maximum Final Purchase Price of $92.00 per share, the Company would purchase 2,445,652 shares if the Offer is fully subscribed, which would represent approximately 6.3% of the issued and outstanding shares as of November 14, 2019. At the minimum Final Purchase Price of $80.00 share, the Company would purchase 2,812,500 shares if the Offer is fully subscribed, which would represent approximately 7.3% of the issued and outstanding shares as of November 14, 2019. If the Company were to purchase approximately 6.3% of the issued and outstanding shares, the pro forma earnings per share for the six-month period ended September 30, 2019 would increase approximately 6.9% as a result of the purchase. If the Company were to purchase approximately 7.3% of the issued and outstanding shares, the pro forma earnings per share for the six-month period ended September 30, 2019 would increase approximately 8.0% as a result of the purchase.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, regarding antitrust or any other regulatory matters that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax and Israeli Income Tax Consequences

Material U.S. Federal Income Tax Consequences for U.S. Holders

General. The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, taxpayers electing a mark-to-market method of accounting, shareholders that have owned, directly, indirectly or through attribution, 10% or more of the stock of the Company by vote or value, partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements), shareholders holding the shares as part of a conversion transaction or constructive sale transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee share options or otherwise as compensation. In addition, the discussion below does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

The Offer should have no U.S. federal income tax consequences to shareholders that do not tender any shares in the Offer.

Each shareholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances and will generally be treated as either a sale of shares by the U.S. Holder or the receipt of a distribution with respect to the shares. Under Section 302 of the Code, the sale of shares by a shareholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption if the percentage of our outstanding voting stock (including shares) actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding voting stock (including shares) actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a shareholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares pursuant to the Offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Subject to the discussion of the passive foreign investment company rules below, any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder tendering its shares in the Offer may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering shares pursuant to the Offer.

In general, amounts treated as gain or loss from a “sale or exchange” of shares will be United States source gain or loss for United States foreign tax credit purposes. Consequently, a U.S. Holder may not be able to credit any Israeli tax imposed on the sale of our shares unless such credit can be applied (subject to applicable limitations) against tax due on other foreign source income.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. Subject to the discussion of the passive foreign investment company rules below, the distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety as ordinary income without a reduction for the U.S. Holder’s adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any (and may be lost if the U.S. Holder does not retain any shares after the Offer). Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a preferential rate on amounts treated as dividends; provided that (i) the shares are readily tradable on an established securities market in the United States or we are eligible for benefits under a comprehensive United States income tax treaty which the IRS has approved for these purposes, (ii) we are not a “passive foreign investment company”, or “PFIC”, in the taxable year in which such dividends are paid or in the preceding taxable year and (iii) certain other requirements are met. We believe that the shares are readily tradable on an established securities market in the United States, that we are eligible for benefits under a qualifying treaty and, as discussed below, that we have not been and are not now a PFIC. U.S. Holders should consult their own tax advisors as to the rate of tax that would apply with respect to any amounts received in the Offer that is treated as a dividend. Amounts treated as a dividend will generally not be eligible for the dividends received deduction that might be otherwise available to corporate holders. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and thereafter as gain from the sale or exchange of the shares as described above.

We expect to have sufficient earnings and profits at the time of the repurchase such that a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code.

Amounts treated as a dividend will be treated as foreign source income for U.S. federal income tax purposes. Subject to various limitations, a U.S. Holder may elect to claim a foreign tax credit against its U.S. federal income tax liability for any Israeli income tax paid with respect to such dividend income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any amount treated as a dividend will generally be categorized as “passive category income” for United States foreign tax credit purposes. U.S. Holders who do not elect to claim the foreign tax credit may instead claim a deduction for Israeli income tax paid, but only for a year in which the U.S. Holder elects to do so with respect to all foreign income taxes. The rules relating to the foreign tax credit determination are complex. Accordingly, U.S. Holders should consult their own tax advisors to determine whether and to what extent they may be entitled to the credit.

Passive Foreign Investment Company Status. The Company believes that it has not been and it is not currently a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Generally, a PFIC is a non-U.S. corporation that, in any tax year, receives passive income in an amount equal to 75% or more of its gross income or holds assets for the production of passive income representing 50% or more of the average quarterly value of its assets determined, broadly speaking, on a consolidated basis with its subsidiaries. A company’s status as a PFIC must be determined every year based on the income, assets and operations of the company for that year. The determination of the value of our assets may depend in part upon the value of our goodwill not reflected on our balance sheet (which may depend on the market value of our shares from time to time, which may be volatile). Because the Company’s status as a PFIC is a factual determination that must be determined annually, no assurance can be provided that the Company will not be a PFIC in the current or any future year.

If the Company is treated as a PFIC in any year in which a U.S. Holder has held our shares, certain adverse consequences could apply to payments made with respect to the Offer, including that (i) gain on the disposition of shares could be treated as ordinary income and subject to additional tax in the nature of interest, (ii) amounts treated as distributions on the shares may fail to qualify for the preferential rates of taxation as described above and may be subject to additional tax in the nature of interest and (iii) additional reporting requirements may apply to U.S. Holders. U.S. Holders should consult with their tax advisors as to the effect of these rules on their tender of shares pursuant to the Offer.

Information Reporting and Backup Withholding. Payments made in connection with the Offer may be subject to information reporting to the IRS and possible backup withholding (at a 24% rate). Backup withholding may apply to payments of gross proceeds to a U.S. Holder unless the shareholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares pursuant to the Offer should complete and sign the IRS Form W-9 included with the Letter of Transmittal in order to provide the information and certifications necessary to avoid backup withholding.

Certain shareholders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. See Instruction 10 of the Letter of Transmittal for additional information about backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the shareholder to the IRS.

The above discussion is not intended to constitute a complete analysis of all U.S. tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

Material Israeli Income Tax Consequences

The following discussion summarizes the material Israeli income tax consequences of the Offer applicable to the Company’s shareholders whose ordinary shares are tendered and accepted for payment pursuant to the Offer and the potential implications for shareholders who decide not to tender their shares pursuant to the Offer (in this section, the “Selling Shareholders” and the “Non-Selling Shareholders”, respectively). The following discussion is based on the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax considerations discussed below. There can be no assurance that the Israeli Tax Authority (the “ITA”) or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only ordinary shares that are held as capital assets (generally, assets held for investment), the disposition of which is classified as capital gain, within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that shareholders consult their tax advisors to determine the applicability of the rules discussed below to them and the particular tax effects of the Offer, including the application of Israeli or other tax laws or the availability of relief under any applicable tax treaty.

THE SUMMARY BELOW DOES NOT DISCUSS THE EFFECTS OF ANY NON-ISRAELI TAX LAWS. WE RECOMMEND THAT HOLDERS OF ORDINARY SHARES WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE OFFER. FOR A DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS, SEE ABOVE UNDER “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.”

Characterization of the Purchase. The Ordinance does not address explicitly the issue of share buy-backs and the realization and characterization of income (or lack thereof) by either the Selling Shareholders or the Non- Selling Shareholders. Generally, receipt of cash for the sale of ordinary shares pursuant to the Offer will be treated as a taxable transaction for Israeli income tax purposes, pursuant to which a holder of ordinary shares will be treated as having sold such ordinary shares. However, following recent court cases, the ITA published a circular (the “Circular”) generally re-characterizing a disproportionate share-buyback as: (i) a deemed dividend to the Non-Selling Shareholders and (ii) potentially re-characterizing a portion of the consideration of the Selling Shareholders from sale proceeds into a dividend.

The Circular mentions that in the case of a public company conducting a share buy-back on the market from time to time in an “immaterial percentage”, the ITA “will tend not” to classify the transaction as aforementioned. For the purpose of our discussion, we assume that the share buy-back will be treated in its entirety as a sale for the Selling Shareholders and would not be taxable for the Non- Selling Shareholders.

Because the Circular is relatively new and there is no clear market practice in this regard, there is no guarantee how the share buy-back will be treated by the ITA and the courts.

A re-characterization of the shareholders’ income may have withholding implications for the Company with respect to the component classified as a dividend or deemed dividend.

General. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel or that represent rights in Israel, including shares in Israeli companies (such as the Company), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of ordinary shares listed on a stock market is 25% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such ordinary shares, in which case the gain generally will be taxed at a rate of 30%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any “means of control” in the company, the tax rate is 30%. However, the foregoing tax rates will not apply to: (i) dealers in securities or shareholders for whom the shares are not capital assets (who might be subject to tax on the sale as business income); (ii) shareholders who acquired their ordinary shares prior to the Company’s initial public offering (who may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their ordinary shares through the exercise of employee stock options or otherwise as compensation. Companies are subject to the corporate tax rate on capital gains derived from the sale of ordinary shares (currently 23%). Generally speaking, in the calculation of the capital gain, both the cost base and certain exempt inflationary component need to be extracted.

Non-Israeli Residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the ordinary shares, provided that such shareholders did not acquire their shares prior to the Company’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “US-Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who (i) holds the ordinary shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the US-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the US-Israel Tax Treaty (such person is referred to as a “U.S. Treaty Resident”), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, ordinary shares representing 10% or more of the voting power of the Company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the US-Israel Tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the Offer generally will be subject to Israeli withholding tax at the rate of 25% of the purchase price. Notwithstanding the foregoing, should any tendering shareholder present us with (A) a valid approval from the ITA, in customary form and substance satisfactory to us, stating that no withholding, or reduced withholding, of Israeli tax is required with respect to such payment or providing any other instructions regarding tax withholding (a “Valid Tax Certificate”), then we will act in accordance with such Valid Tax Certificate; or (B) a validly executed Declaration of Status for Israeli Income Tax Purposes, in a form which will be attached to the Letter of Transmittal (a “Tax Declaration”), then, unless we are instructed otherwise by the ITA, we will not withhold Israeli tax from the payment made to such tendering shareholder. A Tax Declaration may only be submitted by, or with respect to, the following categories of tendering shareholders:

(i)

tendering shareholders (a) who acquired their ordinary shares after the Company’s initial public offering; (b) who are not “5% shareholders” (as defined below); (c) who certify that they are NOT, and have not been since the purchase of the shares, “residents of Israel” for purposes of the Ordinance; (d) in the case of a corporation, that no Israeli residents (x) hold 25% or more of the “means to control” such corporation or (y) are the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly; and (e) whose shares are not derived from the exercise of options granted in relation to employment or provision of services or otherwise linked to employment or provision of services.

(ii)	tendering shareholders (a) who acquired their ordinary shares after the Company’s initial public offering, (b) who are not “5% shareholders” (as defined below) and (c) who hold their ordinary shares through an eligible Israeli broker or Israeli financial institution. In the case of these tendering shareholders, the eligible Israeli broker or Israeli financial institution must sign and submit the applicable declaration stating that such Israeli broker or Israeli financial institution will be responsible for the Israeli tax withholding. For this category of shareholders, payment will be made by the Company without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

A “5% shareholder” means a holder of the Company’s shares who holds or is entitled to purchase, directly or indirectly, alone or together with a “relative” thereof, one of the following:

1.	At least 5% of the issued and outstanding share capital of the Company.

2.	At least 5% of the voting rights of the Company.

3.	The right to receive at least 5% of the Company’s profits or its assets upon liquidation.

4.	The right to appoint a director.

A “relative” of a person means the spouse, brother, sister, parents, grandparents, descendants and the descendants of the spouse of such person, and the spouse of any of the foregoing.

More specifically, the Depositary may be required to withhold tax at the rate of 25% of the gross proceeds payable to a shareholder pursuant to the Offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal:

•

(1) certifies, by completing the Tax Declaration delivered to such shareholder that: such shareholder (A) is NOT, and has not been since the purchase of the shares, a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT a “resident of Israel”—that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, or entitled to, 25% or more of such corporation’s revenues or profits, whether directly or indirectly; (B) holds less than 5% of the issued and outstanding shares of the Company; and (C) acquired his/her/its ordinary shares after the Company’s initial public offering, or

(2) holds its ordinary shares beneficially through an eligible bank, broker or financial institution resident in Israel, so long as the bank, broker or financial institution certifies, by completing the Tax Declaration delivered to it, that it (A) is holding the ordinary shares solely on behalf of a beneficial shareholder (so-called “street name” holder) that holds less than 5% of the issued and outstanding shares of the Company, and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the gross proceeds (if any) paid by such bank, broker or financial institution to the beneficial shareholder with respect to the ordinary shares tendered on behalf of the beneficial shareholder.

In either such case (under (1) or (2) above), the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder, or its bank, broker or financial institution, pursuant to the Offer; or

•

provides the Depositary a Valid Tax Certificate. In such case, the Depositary will withhold Israeli tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to the shareholder pursuant to the Offer in accordance with such Valid Tax Certificate.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISORS REGARDING THE APPLICATION OF ISRAELI INCOME AND WITHHOLDING TAXES (INCLUDING ELIGIBILITY FOR ANY WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE).

PLEASE NOTE THAT IF A SHAREHOLDER TENDERS ITS ORDINARY SHARES TO THE DEPOSITARY AND PROVIDES A TAX DECLARATION, SUCH SHAREHOLDER ALSO CONSENTS TO

THE PROVISION OF SUCH TAX DECLARATION TO US AND TO THE ITA IN THE EVENT THAT THE ITA SO REQUESTS FOR PURPOSES OF AUDIT OR OTHERWISE.

ALL QUESTIONS AS TO THE VALIDITY, FORM OR ELIGIBILITY OF ANY TAX DECLARATION OR VALID TAX CERTIFICATE (INCLUDING TIME OF RECEIPT) AND, SUBJECT TO APPLICABLE LAW, THE WITHHOLDING OF ISRAELI TAXES, WILL BE DETERMINED BY US, IN OUR SOLE DISCRETION. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Tax Declarations or Valid Tax Certificates that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Tax Declaration or Valid Tax Certificate of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of the Company, its affiliates, its assigns, the Dealer Manager, the Information Agent, the Depositary, its Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in a specific request or by submission of tax returns in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

FAILURE TO COMPLETE AND RETURN A VALIDLY EXECUTED TAX DECLARATION OR PROVIDE A VALID TAX CERTIFICATE WILL RESULT IN ISRAELI TAX WITHHOLDING OF 25% ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, AND ISRAELI AND OTHER NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate value of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we change either of the per share purchase price options or add additional per share purchase price options, (b) decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer), or (c) increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer), and, such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained J.P. Morgan Securities LLC to act as Dealer Manager, MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

J.P. Morgan Securities LLC and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us.

In the ordinary course of business, including in their respective trading and brokerage operations and in a fiduciary capacity, J.P. Morgan Securities LLC and its affiliates may hold positions, both long and short, for its own accounts and for those of its customers, in our securities. In addition, J.P. Morgan Securities LLC and its affiliates may tender shares into the Offer for their own account or the accounts of its customers.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs may apply if shareholders tender shares through by them and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the ordinary shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the ordinary shares in that state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the Offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

November 15, 2019

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Facsimile Transmission (for eligible institutions only): 1-718-234-5001	By Hand or Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For Assistance Call: 1-877-248-6417 or 1-718-921-8317

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Manager or the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll-Free: 1-877-371-5947